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                                                                   EXHIBIT 10.7



                               SEVERANCE AGREEMENT


               THIS SEVERANCE AGREEMENT (this "Agreement") is entered into as of the ___ day of _________, ______, by and between THQ INC., a Delaware corporation (the "Company"), and _______________________ (the "Executive").

                               W I T N E S S E T H

               WHEREAS, the Executive currently serves as a key employee of the Company and The Executive's services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating functions, departments, divisions or subsidiaries; and

               WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control; and

               WHEREAS, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

               NOW, THEREFORE, the Company and the Executive hereby agree as follows:

               1. Definitions. The terms defined in Annex I hereto shall have the respective meanings set forth therein.

               2. Obligations of the Executive. The Executive agrees that in the event any Person attempts a Change in Control, The Executive shall not voluntarily leave the employ of the Company without Good Reason until the earlier of (a) such attempted Change in Control terminates, or (b) if a Change in Control shall occur, 90 days following such Change in Control. For purposes of the foregoing clause (a), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

               3. Payments Upon Termination of Employment.

               3.1 If during the Termination Period the employment of the Executive shall terminate other than by reason of a Nonqualifying Termination, the Company shall pay to the Executive (or to the Executive's beneficiary or estate), as compensation for services rendered to the Company:

                      3.1.1 Within 30 days following the Date of Termination, a cash amount equal to the sum of (i) the Executive's annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, and (iii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

                      3.1.2 A cash amount equal to (i) one times the Executive's annual base salary from the Company and its affiliated companies in effect at the time the Change of Control occurs,

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        plus (ii) one times the Executive's annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the fiscal year of the Company immediately preceding the fiscal year in which the Change in Control occurs. Such aggregate amount shall be payable, at the election of the Executive (or the Executive's beneficiary or estate) either in a lump sum (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 5 hereof) within 30 days following the date of Termination or in 12 equal monthly installments commencing 30 days following the date of Termination. The amounts payable pursuant to this
        Section 3.1.2, together with any amounts or benefits otherwise payable pursuant to this Agreement, shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

                      3.2 If during the Termination Period the employment of the Executive shall terminate other than by reason of a Nonqualifying Termination, the Executive shall also be entitled to the following:

                      3.2.1 If on the Date of Termination the Executive shall not be fully vested in the employer contributions made on his behalf under the Plan, the Company shall pay to the Executive within 30 days following the Date of Termination a lump sum cash amount equal to the value of the unvested portion of such employer contributions; provided, however, that if any payment pursuant to this Section 3.2.1 may or would result in such payment being deemed a transaction which is subject to
        Section 16(b) of the Securities Exchange Act, the Company shall make such payment so as to meet the conditions for an exemption from such
        Section 16(b) as set forth in the rules (and interpretive and no-action letters relating thereto) under Section 16. The value of any such unvested employer contributions shall be determined as of the Date of Termination; provided that if the common stock of the Company is traded on NASDAQ or any stock exchange on the Date of Termination, the value of a share of common stock of the Company shall be the closing price on NASDAQ or such stock exchange on the Date of Termination or, if such date is not a trading day, on the immediately preceding trading day.

                      3.2.2 For a period of 12 months commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

                      3.2.3 If on the Date of Termination the Executive shall not be fully vested with respect to any stock options previously granted to the Executive, on the Date of Termination all such stock options shall become immediately vested and exercisable (notwithstanding any provision of the Company's stock option plans to the contrary). Such options shall be exercisable for such period following the Date of Termination as is provided in the plan and/or agreement pursuant to which such options were granted.



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               3.3 If during the Termination Period the employment of the
Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a cash amount equal to the sum of (i) the Executive's full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, and (ii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

               4. Limitation on Payments by the Company. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Code, of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive's "base amount," as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute "excess parachute payments" within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be "excess parachute payments" made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under
Section 1274(d) of the Code, compounded semi-annually, which shall be payable to the Company upon demand.

               5. Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

               6. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the prime or reference rate of the Company's principal bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, (i) the Company shall be entitled to deduct and withhold from any funds payable by the Company to the Executive the amount advanced to the Executive pursuant to this Section 6, and (ii) to the extent not reimbursed to the Company in such manner, the Executive shall be required to reimburse the Company, in twelve equal monthly installments commencing 30 days after such resolution, such amount.

               7. Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change in Control at a time when the Executive is employed by the Company.

               8. Termination of Agreement.



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               8.1 This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 8.2 hereof; provided, however, that this Agreement shall terminate in any event upon the first to occur of (i) the Executive's death, and (ii) termination of the Executive's employment with the Company prior to a Change in Control.

               8.2 The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve and cause the termination of this Agreement on such date as is fixed by the Board for such termination, which date shall be at least 90 days after notice thereof is given by the Company to the Executive in accordance with Section 11 hereof; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any Person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such Person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

               9. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive's employment with the Company shall terminate prior to a Change in Control, the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive's employment following a Change in Control shall be subject to all of the provisions of this Agreement.

               10. Successors; Binding Agreement.

               10.1 This Agreement shall not be terminated by any Reorganization of the Company irrespective of whether the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such Reorganization or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the Person to which such assets are transferred.

               10.2 The Company agrees that concurrently with any Reorganization or transfer of assets referred to in Section 10.1 in which either the Company is not the surviving Person or the surviving Person or successor or transferee is not deemed to assume this Agreement by operation of law, the Company will cause the surviving Person, successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Reorganization or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Reorganization or transfer becomes effective shall be deemed the Date of Termination.

               10.3 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, then, unless otherwise provided herein, all such amounts, shall be paid in accordance with the terms of this Agreement to such Persons appointed in writing by the Executive to receive such amounts or, if no Person is so appointed, to the Executive's estate.



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               11. Notices.

               11.1 For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the residence address of the Executive maintained from time to time by the Company; and if to the Company, to its chief executive office, attention Chief Executive Officer, with a copy to the Secretary of the Company; (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               11.2 A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

               12. Full Settlement; No Mitigation; Resolution of Disputes.

               12.1 The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or other Persons. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

               12.2 If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under Sections 3.1 or 3.2 hereof, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3.1 and 3.2 hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this section except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

               13. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then



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outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

               14. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

               15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

               16. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

               IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

                                        THQ INC.


                                        By:  /s/ BRIAN J. FARRELL
                                             ----------------------------------
                                             Brian J. Farrell, Chief Executive
                                             Officer


                                        EXECUTIVE:


                                        ________________________________________

                                        Name:  _________________________________



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                                     ANNEX A

                              CERTAIN DEFINED TERMS


               1. "Board" means the Board of Directors of the Company.

               2. "Cause means (i) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness), which breach is (a) demonstrably willful and deliberate on the Executive's part, (b) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (c) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) the commission by the Executive of a felony involving moral turpitude.

               3. "Change in Control" means the occurrence of either of the following:

               3.1 The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the Outstanding Company Common Stock, or (ii) the combined voting power of the Outstanding Company Voting Securities; provided, however, that the following acquisitions shall not constitute a Change in Control:

                      3.1.1 any acquisition of voting securities of the Company directly from the Company (including any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities), unless such acquisition in connection with a Reorganization;

                      3.1.2 any acquisition by the Company of voting securities of the Company; or

                      3.1.3 any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

        provided further that, for purposes of Section 3.1.2 of this Annex, if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Company Common Stock or 30% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of another entity, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

               3.2 The individuals who, at any time, constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.

               4. "Code" means the Internal Revenue Code of 1986, as amended.

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               5. "Date of Termination" means (i) the effective date on which the Executive's employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, or (ii) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive.

               6. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               7. "Good Reason" means, unless the Executive expressly consents in writing, the occurrence of any of the following events after a Change in
Control:

               7.1 any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement;

               7.2 a reduction by the Company in the Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, or the Company's failure to pay such salary;

               7.3 any requirement of the Company that the Executive be based anywhere other than in the Los Angeles metropolitan area (or, if at the time of the Change of Control the Executive is based in another metropolitan area, any requirement of the Company that the Executive be based anywhere other than in that metropolitan area);

               7.4 the failure of the Company to:

                       7.4.1 provide the Executive with employee benefit plans, compensation plans, paid vacation and other fringe benefits, and expense reimbursement, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the peer executives of the Company and its affiliated companies after the Change of Control; or

                       7.4.2 provide the Executive and the Executive's dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the peer executives of the Company and its affiliated companies after the Change of Control.

               7.5 the failure of the Company to obtain the assumption agreement as contemplated by Section 10.2 of the Agreement.

               8. "Incumbent Board" means (i) the individuals who, as of the date hereof, constitute the Board, and (ii) any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is approved by the vote of at least a majority of the directors then comprising the Incumbent Board; provided, however, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed to be a member of the Incumbent Board



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               9. "Nonqualifying Termination" means a termination of the
Executive's employment (i) by the Company for Cause, (ii) by the Executive for any reason other than a Good Reason, (iii) as a result of the Executive's death, or (iv) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness.

               10. "Outstanding Company Common Stock" means, as of any time, the shares of common stock of the Company outstanding as of that time.

               11. "Outstanding Company Voting Securities" means, as of any time, the securities of the Company entitled to vote generally in the election of directors outstanding as of that time.

               12. "Plan" means the Company's [401(k) Plan] or any successor plan.

               13. "Person" means any individual, entity or group, and includes any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

               14. "Reorganization" means reorganization, merger or consolidation.

               15. "Termination Period" means the period of time beginning with a Change in Control and ending on the earlier to occur of (i) one year following such Change in Control, and (ii) the Executive's death.



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